EXHIBIT 10-72

MASTER SERVICES AGREEMENT

This Master Services Agreement (the “Agreement”) is made this 2nd day of July, 2008 by and between En Pointe Technologies Inc., a Delaware Corporation (“En Pointe”) with its principal place of business at 18701 S. Figueroa Street, Gardena, California 90248-4506, En Pointe Technologies Sales, Inc., a Delaware corporation and wholly-owned subsidiary of En Pointe (“En Pointe Sales”) with its principal place of business at 18701 S. Figueroa Street, Gardena, California 902498-4506 and En Pointe Global Services, LLC, a California limited liability company and wholly-owned subsidiary of En Pointe Sales (“EPGS”) with its principal place of business at 18701 S. Figueroa Street, Gardena, California 90248-4506.  En Pointe and EPGS are sometimes referred to as a “Party” or the “Parties.

1.
Purpose:  The purpose of this Agreement is to set forth the terms and conditions whereby En Pointe, through itself or through its wholly-owned subsidiary, En Pointe Sales, will perform certain services, including, without limitation, administrative, corporate, information technology, engineering and other services (“Services”) to EPGS.

2.
Relationship of the Parties:  Each Party is an independent contractor under this Agreement.  Nothing herein shall be deemed to create an employer-employee relationship between En Pointe and EPGS.   Neither Party shall have the authority to incur, and shall not incur, any obligations of any kind in the other’s name without the other Party’s the express written consent.

3.
Term:  The term of this Agreement shall be from July 2, 2008 through June 30, 2011 unless otherwise terminated by the parties (the “Initial Term”).  This Agreement shall automatically renew for three year terms unless otherwise terminated as set forth below.

4.	Termination:

a)  This Agreement may be terminated only by mutual agreement of the parties during the Initial Term.  After the expiration of the Initial Term, or during any renewal term, this Agreement may be cancelled by either party, with or without cause, by giving the other party ninety (90) days prior written notice in accordance with the Notice paragraph of this Agreement.  Such Notice shall declare a specific date for termination.

b) Either party may terminate this agreement for material breach of the other party, which material breach has not been cured within sixty (60) days after receipt of written notice thereof.

c)  Each Party will, notwithstanding any termination notice, fulfill its pre-termination obligations in good faith, including but not limited to En Pointe’s obligation to provide the Services and EPGS’ obligations to pay for the Services pursuant to the Statements of Work attached hereto as Exhibits B, C, D, E and F.  During the 60-day cure period for termination due to breach, each party will continue to perform its obligations under the Agreement.

5.	Provision of Services:

a)  EPGS will receive and En Pointe will provide the Services pursuant to the Statements of Work attached hereto as Exhibits B, C, D, E and F.  Each Statement of Work involving Services will describe the Services to be received by EPGS and to be provided by En Pointe, the obligations of each Party, and the fees to be paid by EPGS for the Services.  In the event of any conflict in terms between this Agreement and any Statement of Work, the Statement of Work will supersede.

      b)  En Pointe shall use commercially reasonable efforts to provide the Services to EPGS in a good and professional manner with the same quality, workmanship and timing as such Services were provided by En Pointe prior to the Effective Date hereof. En Pointe will have sufficient assets and resources to provide all Services hereunder.

      c)  If En Pointe fails to timely provide the Services in accordance with this Agreement, EPGS may, in its sole and absolute discretion, elect to (i) request the re-performance of the Services after EPGS notifies En Pointe in writing of the non-performance, or (ii) in the event that En Pointe fails to re-perform the Services within ten (10) days after receipt of such written notice, (a) terminate this Agreement in accordance with Section 4(b), or (b) request that En Pointe engages a third party to perform such Services, provided, however, that EPGS shall pay to En Pointe the lesser of the costs incurred by En Pointe in connection with the third party performance, and the costs charged by En Pointe for providing such Services as set forth on the applicable Statement of Work.

6.
Changes to Statements of Work:  Should EPGS wish En Pointe to perform  Services different than those set forth in any Statement of Work, then the parties shall execute a Change Order, Extension, Renewal (collectively “Change Orders”) or other document specifically setting forth the modifications to any Statement of Work and the terms and conditions relating thereto.  Change Orders will state the description of the services to be performed, the period of performance, price changes, if any, and such other terms and conditions as the parties shall determine at that time and shall be signed and dated by authorized representatives of both parties and attached to the applicable Statement of Work.

7.	Payment for the Services:

a)                 Unless otherwise set forth in an Exhibit to this Agreement, including in any Statement of Work, En Pointe shall invoice EPGS monthly, in advance, for the Services provided, which shall include any sales, transfer or similar taxes required to be paid with respect to the Services provided herein.

b)                  Unless otherwise set forth in an Exhibit to this Agreement, including in any Statement of Work, EPGS shall pay En Pointe no later than thirty (30) days from EPGS’ receipt of an invoice.  Any amount remaining unpaid after such 30-day period shall accrue interest as of the end of such 30 days at the rate of one percent (1.0%) per month until paid.  EPGS failure to pay undisputed invoices within sixty (60) days from the date due will constitute a material breach of this Agreement.  En Pointe reserves the right to suspend the delivery of the Services for non-payment by EPGS. For purposes of this Agreement “non payment” shall mean failure of EPGS to pay any undisputed invoice within ten (10) days of receiving a Notice of Intent to Suspend Services for Non-Payment from En Pointe, provided that such Notice of Intent to Suspend Services for Non-Payment was received after expiration of the 60 day cure period.

8.
Timeliness of Performance:  En Pointe understands that time is of the essence with respect to its performance of its obligations under this Agreement in order for EPGS to meet its schedules and commitments.  En Pointe shall be excused from performance hereunder only for the period and to the extent that it is prevented from performing the Services, in whole or in part, as a result of delays caused by EPGS, failure of EPGS to provide En Pointe information or access required to perform the Services, acts of God~~,~~ or by acts of war, terrorism or natural disasters or other causes beyond En Pointe’s reasonable control that En Pointe could not have prevented by reasonable precautions

9.
Client Facilities:  EPGS shall make available for use by En Pointe in performing the Services, EPGS equipment, documentation, computer facilities, building access, and such employee services as En Pointe may reasonably require to perform the Services, including facilities (if applicable) in which En Pointe may store its tools and equipment and to which En Pointe shall be provided a key and/or lock dedicated solely to En Pointe.

10.
Confidential Information:  Prior to or concurrently with execution of this Agreement by the Parties, the Parties shall execute a Mutual Non-Disclosure and Non-Solicitation Agreement substantially in the form of Exhibit A hereto.

11.	Intellectual Property:

      a)  Each Party shall retain all right, title and interest in and to any inventions, discoveries, tools, or improvements are owned by such Party as of the Effective Date hereof.

b)
En Pointe shall promptly notify EPGS of any invention or discovery En Pointe, solely or jointly with others, conceives, develops or reduces to practice related to the performance of Services hereunder (each, an “EPGS Invention”).

c)
No Infringement:  En Pointe warrants that it has all necessary rights to provide the Services, including the right to use all software used to provide the Services, and agrees to indemnify and hold EPGS harmless from any claim, liability, or expense arising from the breach of the foregoing warranty.

12.	Records and Inspections.

      a)  En Pointe shall keep and maintain accurate records (together with all supporting documentation) in connection with the performance of the Services hereunder (collectively, the “Records”), and shall keep and maintain all Records for a period of no less than three (3) years or such longer time required by applicable law or requested by EPGS in writing.  EPGS, or an authorized representative of EPGS, shall have the right to inspect and copy the Records at any time upon reasonable notice and during normal business hours.

      b)  En Pointe shall promptly give notice to EPGS in the event of any governmental audit or inspection of En Pointe pertaining to the performance of Services or the payment therefore.  En Pointe shall provide EPGS with copies of all communications with the governmental department or agency conducting such audit or inspection, insofar as such communication pertains to the Services or the payment of consideration therefore.

13.
Insurance:  En Pointe warrants that it carries and will maintain, for the entire term of this Agreement and any renewals or extensions of this Agreement and/or any Statement of Work, sufficient Workers Compensation, public and professional liability, and property damage insurance sufficient to protect against related liability which may arise during the performance of the Services described in any Statement of Work.  Such insurance shall be primary to and not contributing with any other insurance or self-insurance programs maintained by either En Pointe or EPGS, and such insurance shall be maintained at En Pointe’s own expense.

14.
Indemnification. Each Party warrants that it will be responsible for its own actions.  Each Party shall indemnify, hold harmless and, upon the other Party’s request defend (including its directors, officers, employees, and agents), from and against all claims and losses of any kind, including reasonable attorneys’ fees and costs, in connection with, in whole or in part:

      a)           Any negligent act or omission by or any willful misconduct on the part of a Party in the performance of its obligations under this Agreement or under any Statement of Work except to the extent that the same is caused by any negligent act or omission of the other Party, or their respective employees and/or agents;

      b)           Either Party’s failure to comply with any applicable Federal, State, or local law or regulation;

      c)           Any bodily injury, personal injury, or property damage to the extent caused by a Party’s negligence or willful misconduct;

      d)           Any third-party claims for infringement of any United States patent, trade secret, copyright, trademark, service mark, trade name, or other proprietary rights alleged to have occurred related to the Services performed by En Pointe; or

      d)           Any assessment or penalty in the event any taxing authority makes a claim or determination against EPGS based on En Pointe’s status as an independent contractor.

15.	Limitation of Liability:

a)                 Where En Pointe is not the manufacturer of hardware or publisher of software products that may be used in the performance of the Services, En Pointe provides no warranty on such products whether with respect to their design, performance, functionality or compatibility with any End-User’s system except as specifically provided in the Statement of Work.  Any third-party hardware or software provided in connection with the Services is strictly subject to the manufacturer or publisher warranty, repair, return, and replacement policies.

b)                 Except for En Pointe’s indemnification obligations set forth in Sections 12 and 15, EPGS agrees that En Pointe’s liability for damages, if any, regardless of the form of action, shall not exceed the total amount paid for the Services pursuant to the Statement of Work out of which the claim arose.

c)   En Pointe shall not be liable to EPGS or to any third party for any negligent act or omission by EPGS for any claim that EPGS violated any Federal, State, or local law or regulation. En Pointe shall not be liable to EPGS (or any of EPGS  customers or any third party) for any delay in performance or any failure in performance hereunder caused in whole or in part by reasons beyond the control of En Pointe, including, but not limited to EPGS failure to furnish necessary information with respect to details known only to, or to be determined by EPGS, or other delays or failures due to EPGS failure to provide equipment, access to equipment or other materials necessary to perform the Services. En Pointe does not make any express or implied warranties, including, but not limited to, the implied warranties of merchantability and fitness for a particular purpose, for any work product produced in conjunction with, or as a result of, delivery of the Services.

NEITHER EN POINTE NOR EPGS SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, GOOD WILL, OR LOST DATA, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES.

16.
Governing Law and Venue:  This Agreement will be governed by the laws of the State of California.  The parties, by their signatures hereto, consent and agree that all proceedings related to the subject matter of this Agreement shall be maintained in the City of Los Angeles County of Los Angeles.    Jurisdiction and venue shall lie exclusively in Los Angeles County unless the parties mutually agree otherwise.

17.
Compliance with Laws:  Each Party warrants that it shall comply with all Federal, State, and local laws and regulations, including U.S. export regulations, as the same shall be applicable to each Party in the performance of or use of any Services deliverable, and shall indemnify and hold the other Party harmless from any violation of such laws and regulations.

18.
Assignment: Neither En Pointe nor EPGS may assign its rights nor obligations under this Agreement without the prior written consent of the other Party which consent shall not be unreasonably withheld.  Either Party may, however, may Assign this Agreement upon written notice to the other (i) pursuant to a merger or change of control or (ii) to an assignee of all or substantially all of such party’s assets~~.~~

19.
Severance:  If any provision of this Agreement is declared or found to be illegal, unenforceable, or void then both parties shall be relieved of all obligations arising under such provision, but only to the extent that such provision is illegal, unenforceable or void.  The remaining provisions of this Agreement shall remain in full force and effect.

20.
Notice:  All notices, required, or other communications required by this Agreement shall be in writing and shall be effective upon delivery.  Proof of delivery shall be the applicable US Postal, Courier, or personal proof-of-delivery documentation.

If to En Pointe:                                                                      If to EPGS

En Pointe Technologies, Inc.                                                En Pointe Global Services, Inc.
Att:  Javed Latif                                                                      Att:  Kevin B. Schatzle
Chief Financial Officer                                                            President
18701 S. Figueroa Street                                                         1300 Walnut Street #202
Gardena, California 90248-4506                                              Boulder, CO 80302

21.
Approvals and Similar Actions:  Where agreement, approval, acceptance, consent or similar action by either Party is required by any provision of this Agreement, such action shall not be unreasonably delayed or withheld.

22.
Entire Agreement:  This Agreement, together with its Exhibits, terminates and supersedes any prior oral or written agreements between the parties in regard to the Services and constitutes the entire understanding between the Parties.  No amendment, change, waiver or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such amendment, change, waiver, or discharge is sought to be enforced.

23.	Exhibits:

Exhibit A:                           Mutual Non-Disclosure and Non-Solicitation Agreement
Exhibit B:                                      Statement of Work – Facilities/Locations
Exhibit C:                                      Statement of Work – Branch & Data Center Telephony
Exhibit D:                           Statement of Work – Information Technology & InfrastructureServices
Exhibit E:                                      Special Terms and Conditions
Exhibit F:                                      Statement of Work – Offshore Services

SIGNATURES TO FOLLOW

IN WITNESS WHEREOF, the Parties have caused this Master Services Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

En Pointe Technologies, Inc.	En Pointe Global Services, LLC
By: /s/ Attiazaz "Bob" Din	By: /s/ Nitin Shah
Print Name and Title Attiazaz “Bob” Din President	Print Name and Title Nitin Shah President
September 2, 2008	September 2, 2008

En Pointe Technologies Sales, Inc.
By: /s/ Attiazaz "Bob" Din
Print Name and Title Attiazaz “Bob” Din President
September 2, 2008

EXHIBIT A

MUTUAL NON-DISCLOSURE and NON-SOLICITATION AGREEMENT

           This Non-Disclosure and Non-Solicitation Agreement (“NDA”) is entered into between En Pointe Technologies Sales, Inc. (“En Pointe”) and En Pointe Global Services LLC (“Subcontractor”).

           The Parties are considering entering into a business relationship during the course of which it is expected the Parties will exchange certain proprietary and confidential information (“Confidential Information”), including but not limited to the following:  Technical information, which may include but is not limited to functional and technical specifications, designs, drawings, analyses, research, reports, recommendations, processes, computer software programs, software codes, methods, plans, ideas, expertise, and intellectual property.  The Parties may also consult with one another in connection with and for exchange of business information which may include but is not limited to service and product offerings, pricing of product, services, and programs, marketing research and results, names of customers and prospective customers, and the Parties’ financial information, also deemed Confidential Information.  The Parties, further, may share other valuable Confidential Information designated, defined or described by a Party as “confidential” or “secret” either orally or in writing which is not specifically defined herein.  Confidential Information shall specifically include Confidential Information of a Customer of either Party.

           The Parties specifically warrant that neither of them shall use, distribute, disclose and/or appropriate for its own benefit or advantage the Confidential Information of the other Party except to such of its own employees, legal and financial advisors, or other agents or representatives demonstrating what is commonly referred to as a “need to know”, without the express written consent of the other Party in writing.  For purposes of this paragraph, the term “need to know” shall refer to information that is needed to carry out ones duties as the representative or employee of a Party in the course of duties performed within the context of the business relationship of the Parties and work performed in connection therewith. .  Both Parties shall use the same degree of care in safeguarding the Confidential Information of the other Party as it would in safeguarding its own Confidential Information.  The Party receiving Confidential Information shall exercise due diligence to prevent any unauthorized use, disclosure, publication or dissemination by its employees, agents, and representatives and shall, in addition, require its employees, agents, and/or representatives to execute additional or supplemental documents of non-disclosure upon the written request of the other Party.Each Party, when providing Confidential Information, shall identify such information as “Confidential” in a manner appropriate to the material being disclosed, which may include but is not limited to handwritten notes expressing the words “confidential” or “proprietary”, statements, notations, and/or icons expressing confidentiality attached to documents or computer-generated documents which may or may not be transferred to what is commonly referred to as  “hard” copy, or any other method of reasonably communicating the confidential nature of the information being disseminated, however disseminated.

           For purposes of this NDA the following shall not be considered confidential information:  Information already known or in the possession of a Party prior to the execution of this NDA, information publicly known, in the public domain or discernable by reasonable efforts through independent research by a Party information received from any third Party or entity who was free to disclose it and/or information required to be disclosed under any federal or state law, rule, regulation or by court order or in the course or any court proceeding.   Each Party specifically agrees that it will notify the other Party of any legal proceeding requesting or requiring disclosure of Confidential Information immediately upon receipt of notice to do so.

    Nothing in this Non-disclosure Agreement will be construed to prohibit either Party from engaging in the research, development, marketing, sale or licensing of any product or service which is independently developed and produced without the use of the other’s Confidential Information.

           Confidential Information shall remain confidential, subject to the provisions of this NDA for a period of three (3) years from the date of execution of this agreement by the last Party to place his name and date in the place so provided herein.

           The Parties further acknowledge and agree that during the term of this NDA, neither Party shall, directly or indirectly, hire or solicit or induce or assist any third Party in hiring, soliciting or inducing any employee of either Party to leave that Party’s employ and work for the other Party in the same or a similar capacity.  The Parties further acknowledge and agree that neither Party shall interfere with, appropriate or convert to its own benefit or account, disrupt or attempt to disrupt the relationship, contractual or otherwise, between either Party and any customer or prospective customer that has been identified to the other Party either by name or in such a manner as there can be no doubt as to the customer or prospective customer’s identity, or directly or indirectly, assist any third Party in doing so.

           Within 10 business days of its receipt of such a request from the other, the receiving Party will return to the disclosing Party all originals and copies of any documents containing the other’s Confidential Information to which the receiving Party has been given access under this NDA. The term “document” includes any information fixed in any tangible medium of expression, in whatever form or format.

           The Parties acknowledge and agree that breach of this NDA may cause irreparable harm to the other Party and that remedies at law may be inadequate to redress any threatened or actual violation of this NDA.  Therefore the Parties specifically agree that, in addition to any other relief that might be available under law, either Party may enforce its rights by temporary and/or permanent injunctive or declaratory relief.  The prevailing Party in any such action shall be entitled to recover its attorneys’ fees and costs together with any expenses of enforcement.

           The Parties specifically agree that this NDA shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of law and any action arising out of this NDA or any provision contained herein shall be initiated and maintained in a court of competent jurisdiction of the State of California.

           This NDA represents the entire understanding between the Parties regarding the subject of Confidential Information and neither Party assumes any obligation to the other except those specified here.  The Parties agree that this NDA may not be modified or waived, unless that modification or waiver is in writing and signed by an officer or other authorized representative of each Party.

En Pointe Technologies Sales, Inc.

By: _ /s/ Attiazaz "Bob" Din_______                                                                                                Dated: _September 2, 2008_____

Attiazaz (“Bob”) Din, President______
Print Name and Title

En Pointe Global Services, LLC_______
Subcontractor Legal Name

By: /s/ Nitin Shah                                                                                                                                  Dated:  _September 2, 2008_______

Nitin Shah, President_______________
Print Name and Title

EXHIBIT B

Statement of Work

Facilities / Locations

En Pointe will provide facilities for performance of the Services at the following locations, as follows:

I.           Physical Space:  In consideration for fees set forth below, En Pointe will provide space at the following locations:

A.           Atlanta, Georgia:  For the period July 1, 2008 through April 30, 2010, En Pointe will provide EPGS with approximately 2970 square feet at the facility located at 2970 Clairmont Road, Atlanta Georgia 30329 for the fees set forth below.

1.           Basic Fees:

a.           For the period July 1, 2008 through 4/30/2010, EPGS shall pay En Pointe the total sum of $124,247.00.  Fees shall be payable on the first day of each month, in advance, as follows:

Period:                      7/1/2008 through 1/30/2009:  $5500 per month
Period:                      2/1/2009 through 1/30/2010:  $5600 per month
Period:                      2/1/2010 through 4/30/2010:  $5800 per month

2.           Additional Fees:

In addition to paying the Basic Fees set forth above, EPGS shall reimburse En Pointe for additional Expenses and Taxes and such other fees as may be assessed against En Pointe based on En Pointe’s pro-rata share of the facilities (collectively “Additional Fees”) associated with EPGS’s use of the Atlanta Facilities in an amount equal to the amount invoiced to En Pointe by its Landlord, the summary of which, will be  provided upon request for informational purposes only, for the prior year, if applicable, and set forth on Attachment 1-A attached to this Exhibit and incorporated herein by reference.  En Pointe will invoice EPGS annually for such Additional Fees and provide a copy of En Pointe’s invoice to EPGS.  EPGS will pay En Pointe within thirty (30) days of receipt of such invoice.

3.           EPGS warrants that it as been provided a copy of the Lease for the above described premises, by and between En Pointe and its Landlord, and agrees to comply with all of the terms and conditions of the lease, as related to EPGS use of the designated space and/or a part thereof.

4.           Insurance:  EPGS shall maintain the following insurance:

a)	Commercial General Liability Insurance for the facility and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00;

b)
Property/Business Interruption Insurance written on an All Risk or Special Perils form, with coverage for broad form water damage including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of EPGS trade fixtures, equipment, moveable partitions, furniture, merchandise and other personal property within the facility (“EPGS” property), and any improvements to the facility performed for or for the benefit of EPGS;

c)	Workers’ Compensation Insurance in amounts required by State where the facility is located; and

d)	Employer’s Liability coverage of at least $1,000,000 per occurrence.

Any company writing the above-described insurance shall have an A.M. Best rating of not less than A-VIII.  All Commercial General Liability Insurance policies shall name En Pointe as an additional insured.  All EPGS insurance as described herein shall contain endorsements that the insurer(s) shall give En Pointe at least thirty (30) days advance written notice of any cancellation, termination, material change or lapse of insurance.  EPGS shall provide En Pointe Sales with a certificate of insurance evidencing EPGS insurance prior to EPGS undertaking use of the facility, and thereafter as necessary to assure that En Pointe always has current insurance certificates evidencing such insurance.

EPGS shall waive and cause their insurance carrier(s) to waive any and all rights of recovery, claims, actions or causes of action for any loss or damage with respect to EPGS property, leasehold improvements, the building in which the facilities are located, or any contents thereof, including rights, claims, actions, and causes of actions based on negligence, which loss or damage is (or would have been, had the insurance required herein carried) covered by insurance. EPGS shall name En Pointe and En Pointe Sales as an additional insured on its Certificate of Insurance.  Insurance Certificates shall be provided to:

En Pointe Technologies Sales, Inc.
ATT:  Robert Mercer, Secretary
18701 S. Figueroa Street
Gardena, CA 90248

EPGS will be solely responsible for and liable for any damages to its personal property, including but not limited to any trade fixtures, personal property, equipment, and other moveable items (collectively “Personal Property”).  EPGS will maintain insurance covering its Personal Property.

5.           Utilities:   EPGS shall reimburse En Pointe for any and all  water, gas, heat, light, power, telephone (unless otherwise set forth in the Telephony and Circuitry Exhibit) trash disposal, and other utilities supplied to the facilities, to the extent of EPGS’s use of the facility which may be incurred in addition to the Additional Fees described above.

B.           Boise, Idaho: For the period July 1, 2008 through October 31, 2008, En Pointe will provide EPGS with space at the facility located at 1513 Tyrell Lane, Suite 110, Boise, Idaho for the fees set forth below.

1.           Basic Fees:

a.           For the period July 1, 2008 through 10/31/2008, EPGS shall pay En Pointe the total sum of $11,924.00.  Fees shall be payable on the first day of each month, in advance, as follows:

Period:                                7/1/2008 through 10/31/2008:  $2981 per month

2.           Insurance:

a)
EPGS, at its expense, shall keep and maintain throughout the term of its use of the facility, or any part thereof, in full force and effect a policy of commercial general liability insurance, including contractual liability insurance, insuring EPGS’ activities upon, in or about the facility, building and land, against claims of bodily injury or death or property damage or loss with a limit of not less than One Million ($1,000,000.00 per occurrence and Two Million ($2,000,000.00) in the aggregate.

b)	EPGS, at its expense, shall keep and maintain throughout its use of the facility or any part thereof, in full force and effect what is commonly referred to as “All Risk” or “Special” coverage insurance (including earthquake and flood) on any EPGS improvements in an amount not less than one hundred percent (100%) of the replacement value thereof. EPGS “improvements” shall mean any alterations, additions, or improvements installed in or about the facility by or with En Pointe’s permission or otherwise permitted pursuant to the Lease between En Pointe and its Landlord whether or not the cost thereof was paid for by EPGS.

c)
EPGS shall provide En Pointe Sales, prior to its commencement of the use of the facility with a Certificate of Insurance evidencing the existence and amounts of same, and naming En Pointe and En Pointe Sales as an additional insured.  No insurance policy required of EPGS hereunder shall be cancelled or reduced in coverage except after forty-five (45) days prior written notice to En Pointe, or ten days prior written notice to En Pointe in the case of non-payment of premium.

        c)    EPGS waives any and all rights of subrogation which might otherwise exist.

EPGS will be solely responsible for and liable for any damages to its personal property, including but not limited to any trade fixtures, personal property, equipment, and other moveable items (collectively “Personal Property”).  EPGS will maintain insurance covering its Personal Property.

Insurance Certificates shall be provided to:

En Pointe Technologies Sales, Inc.
ATT:  Robert Mercer, Secretary
18701 S. Figueroa Street
Gardena, CA 90248

3.           Utilities:  EPGS shall reimburse En Pointe for any and all  water, gas, heat, light, power, telephone (unless otherwise set forth in the Telephony and Circuitry Exhibit) trash disposal, and other utilities supplied to the facilities, to the extent of EPGS’s use of the facility, which may be incurred in addition to the Additional Fees described above.

C.           Boulder, Colorado:  For the period July 1, 2008 through June 30, 2010, En Pointe will provide EPGS with approximately 1403 square feet at the facility located at 1300 Walnut Street, Suite 202, Boulder, Colorado for the fees set forth below.

1.           Basic Fees:

a)	For the period July 1, 2008 through June 30, 2010, EPGS shall pay En Pointe the total sum of $64,092. Fees shall be payable on the first day of each month, in advance, as follows:

Period:                                7/1/2008 through 6/30/2009                                                                $2631 per month
Period:                                7/1/2009 through 6/30/2010                                                                $2710 per month

2.
EPGS warrants that it as been provided a copy of the Lease for the above described premises, by and between En Pointe and its Landlord, and agrees to comply with all of the terms and conditions of the lease, as related to its use of the premises or its part thereof.

       3.             Insurance: EPGS shall, at its sole cost and expense, obtain and maintain throughout its period of use, on a full replacement cost basis, “all risk” insurance covering all of EPGS inventory, furniture, furnishings, fixtures, equipment and all EPGS improvements (whether or not installed by En Pointe or En Pointe’s Landlord) and betterments located on or within the facility or the part thereof used by EPGS.  In additional EPGS shall obtain and maintain at its own expense, comprehensive general public liability insurance providing coverage from and against all loss or damage occasioned by an accident or casualty on, about, or adjacent to the facility, including protection against death, personal injury and property damage.  Such liability coverage shall be written on an “occurrence” basis, with limits of not less than $1,000,000.00 combined single limit coverage.  All policies of insurance required to be carried by EPGS as described herein, shall be written by an insurance company licensed to do business in the State of Colorado, and shall name En Pointe and En Pointe Sales as an additional insured and/or loss payee.   Each policy shall not be changed without at least thirty (30) days prior written notice to En Pointe.  Certificates evidencing the extent and effectiveness of all EPGS insurance shall be delivered to En Pointe Sales to:

En Pointe Technologies Sales, Inc.
ATT:  Robert Mercer, Secretary
18701 S. Figueroa Street
Gardena, California 90248

With respect to any insurer providing fire and extended coverage with in connection with EPGS obligations hereunder, shall include a waiver of any right of subrogation any insurer may have against En Pointe or En Pointe’s landlord so long as EPGS is empowered to grant such waiver under the terms of its insurance policy or policies.

PGS will be solely responsible for and liable for any damages to its personal property, including but not limited to any trade fixtures, personal property, equipment, and other moveable items (collectively “Personal Property”).  EPGS will maintain insurance covering its Personal Property.

       3.           Utilities:  Utilities:   EPGS shall reimburse En Pointe for any and all  water, gas, heat, light, power, telephone (unless otherwise set forth in the Telephony and Circuitry Exhibit) trash disposal, and other utilities supplied to the facilities, to the extent of EPGS’s use of the facility which may be incurred in addition to the any Additional Fees if described above.

D.           Huntington Beach, California1:  For the period July 1, 2008 through July 31, 2009, En Pointe will provide EPGS with approximately 1514 square feet at the facility located at 17011 Beach Boulevard, Suite 680 for the fees set forth below.

1 Huntington Beach Lease pending for the period specified at the quoted amount specified.

1.           Basic Fees.  For the period July 1, 2008 through July 31, 2009, EPGS shall pay En Pointe the total sum of $42,694.80.  Fees shall be payable on the first day of each month, in advance, as follows:

Period July 1, 2008 through July 31, 2009	$3558 per month

2.           Additional Fees.

In addition to paying the Basic Fees set forth above, EPGS shall reimburse En Pointe for additional Expenses and Taxes and such other fees as may be assessed against En Pointe based on En Pointe’s pro-rata share of the facilities (collectively “Additional Fees”) associated with EPGS’s use of the Huntington Beach Facilities in an amount equal to the amount invoiced to En Pointe by its Landlord, the summary of which, are provided for informational purposes only, for the prior year, if applicable, are set forth on Attachment 1-A attached to this Exhibit and incorporated herein by reference.  En Pointe will invoice EPGS annually for such Additional Fees and provide a copy of En Pointe’s invoice to EPGS.  EPGS will pay En Pointe within thirty (30) days of receipt of such invoice.

3.           EPGS warrants that it as been provided a copy of the Lease for the above described premises, by and between En Pointe and its Landlord, and agrees to comply with all of the terms and conditions of the lease, as related to EPGS use of the designated space and/or a part thereof.

4.           Insurance.

a)	Liability Insurance. EPGS shall at EPGS expense, obtain and keep force during the EPGS use of the facility, any extension of this Lease, a policy of Comprehensive General Liability insurance utilizing an Insurance Services Office standard form with Broad Form General Liability Endorsement (GL0404), or equivalent, in an amount of not less than $1,000,000 per occurrence of bodily injury and property damage combined.  Said policy of insurance shall insure EPGS, with En Pointe and En Pointe Sales named as an additional insured(s) against liability arising out of the use, occupancy or maintenance of the facility.

b)           Property Insurance.  EPGS shall, at EPGS expense, obtain and keep in force during its use of the facility, for the benefit of EPGS, replacement cost fire and extended coverage insurance, with vandalism and malicious mischief, sprinkler leakage and earthquake sprinkler leakage endorsements, in an amount equal to not less than 100% of the full replacement cost, as the same may exist from time to time, of all of EPGS  personal property, fixtures, equipment and improvements.

c)           Waiver of Subrogation.  EPGS hereby releases and relieves En Pointe and En Pointe’s Landlord for direct or consequential loss or damage arising out of or incident to the perils covered by property insurance carried by such EPGS, whether due to the negligence of En Pointe or En Pointe’s Landlord or their agents, employees, contractors and/or invitees. If necessary all property insurance policies required under this section shall be endorsed to so provide.

Insurance Certificates shall be provided to:
En Pointe Technologies Sales, Inc.
ATT:  Robert Mercer, Secretary
18701 S. Figueroa Street
        Gardena, California 90248

5.           Utilities:   EPGS shall reimburse En Pointe for any and all  water, gas, heat, light, power, telephone (unless otherwise set forth in the Telephony and Circuitry Exhibit) trash disposal, and other utilities supplied to the facilities, to the extent of EPGS’s use of the facility which may be incurred in addition to the Additional Fees described above.

E.           Gardena, California:  A sublease shall be entered into by and between En Pointe Technologies, Inc. and En Pointe Global Services, Inc. for approximately 14,516 square feet (1st floor), located at 18701 S. Figueroa Street, Gardena, California on terms mutually agreed to by the parties.

1.           With respect to any additional fees, in addition to the Basic Fees, as set forth in the Sublease, En Pointe and EPGS will each pay their respective shares of any costs assessed, 60% payable by EPGS and 40% by En Pointe, which expenses will include taxes, assessments, common area maintenance, and utilities, insurance, and such other expenses for which En Pointe may be billed, as more specifically set forth in the Lease between En Pointe and Dominguez Channel, a copy of which has been provided to EPGS, the exact amount of which cannot be pre-determined.

2.           EPGS warrants that it as been provided a copy of the Lease for the above described premises, by and between En Pointe and its Landlord, and agrees to comply with all of the terms and conditions of the lease, as related to its use of the premises or its part thereof.

F.           Rancho Cucamonga, California:  For the period July 1, 2008 through February 15, 2009, En Pointe will provide EPGS with approximately 95,090 square feet at the facility located at 11081 Tacoma Drive, Rancho Cucamonga, California, including furniture, furnishings in consideration of the fees set forth below:

1.           Basic Fees:

Period:                                7/1/2008 through 2/15/2009                                                                $35,183 per month.

2.           Additional Rent:  In addition to paying the Basic Fees set forth above, EPGS shall reimburse En Pointe for additional Expenses and Taxes and such other additional fees which may be assessed based on En Point’s pro-rata share of the entire premises (collectively “Additional Fees”) associated with EPGS’s use of the Rancho Cucamonga Facilities in an amount equal to the amount invoiced to En Pointe by its Landlord, a summary of which will be provided for informational purposes only upon request, for the prior year, if applicable, and set forth on Attachment 1-A attached to this Exhibit and incorporated herein by reference.  En Pointe will invoice EPGS annually for such Additional Fees and provide a copy of En Pointe’s invoice to EPGS.  EPGS will pay En Pointe within thirty (30) days of receipt of such invoice.

3.           EPGS warrants that it as been provided a copy of the Lease for the above described premises, by and between En Pointe and its Landlord, and agrees to comply with all of the terms and conditions of the lease, as related to its use of the premises or its part thereof.

4.           Insurance:

a)           Liability Insurance. EPGS shall obtain and keep in force during its use of the Rancho Cucamonga facility,  a Commercial General Liability policy of insurance protecting En Pointe (as an additional insured) against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the use of the facility and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $5,000,000 per occurrence with and contain the "Amendment of the Pollution Exclusion" for damage caused by heat, smoke or fumes from a hostile fire. All insurance to be carried by EPGS shall be primary to and not contributory with any similar insurance carried by En Pointe or En Pointe’s Sublandlord whose insurance shall be considered excess insurance only.

b)                EPGS shall, at its own cost and expense, maintain procure and maintain insurance coverage sufficient to cover all of EPGS personal property, including any improvements or alternations in, on or about the facility. Such insurance shall be full replacement cost coverage with a deductible of not to exceed $10,000 per occurrence. The proceeds from any such insurance shall be used by EPGS for the replacement of personal property or the restoration of Alterations.

c)                The insurance required hereunder shall be in companies duly licensed to transact business in the State of California and maintaining during the policy term a "General Policyholders Rating" of at least A-, VIII, or such other rating as may be reasonably required by any Lender having a lien on the Premises, as set forth in the most current issue of "Best's Insurance Guide." EPGS shall not do or permit to be done anything which shall invalidate the insurance policies required in this Paragraph 4.  Prior to commencement of EPGS use of the facility, EPGS will delivered to En Pointe an insurance certificate, describing the insurance coverage and limits required by this Paragraph 4, naming En Pointe and En Pointe Sales as additional insureds.  No such policy shall be cancelable or subject to modification except after thirty (30) days prior written notice to En Pointe.  EPGS shall, at least thirty (30) days prior to the expiration of such policies, furnish En Pointe with evidence of renewals or "insurance binders" evidencing renewal thereof.  Should EPGS fail to provide such certificates, then En Pointe may order such insurance and charge the cost thereof to EPGS, which amount shall be payable by EPGS to En Pointe on demand.

           c)           EPGS will be solely responsible for and liable for any damages to its personal property, including but not limited to any trade fixtures, personal property, equipment, and other moveable items (collectively “Personal Property”).

Insurance certificates shall be provided to:

En Pointe Technologies Sales, Inc.
ATT:  Robert Mercer, Secretary
18701 S. Figueroa Street
Gardena, CA 90248

5.           Utilities:   EPGS shall reimburse En Pointe for any and all  water, gas, heat, light, power, telephone (unless otherwise set forth in the Telephony and Circuitry Exhibit) trash disposal, and other utilities supplied to the facilities, to the extent of EPGS’s use of the facility which may be incurred in addition to the Additional Fees described above.

B.           Austin, Texas:  For the period July 1, 2008 through April 30, 2009,  En Pointe will provide EPGS with approximately 4,577 square feet at the facility located at 8310 Capital of Texas Highway North, Austin, Texas, including furniture and furnishings in consideration of the fees set forth below.

1.           Basic Fees:

    Period:              7/1/2008 through 2/15/2009        $5,339

2.           Additional Fees:  In addition to paying the Basic Fees set forth above, EPGS shall reimburse En Pointe for additional Expenses and Taxes and such other amounts as may be assessed against En Pointe based on En Pointe’s pro-rata share of  the total premises (collectively “Additional Fees”) associated with EPGS’s use of the Austin Facilities in an amount equal to the amount invoiced to En Pointe by its Landlord, the summary of which for the prior year, for informational purposes only, are set forth on Attachment 1-A attached to this Exhibit and incorporated herein by reference.  En Pointe will invoice EPGS annually for such Additional Fees and provide a copy of En Pointe’s invoice to EPGS.  EPGS will pay En Pointe within thirty (30) days of receipt of such invoice.

3.           EPGS warrants that it as been provided a copy of the Lease for the above described premises, by and between En Pointe and its Landlord, and agrees to comply with all of the terms and conditions of the lease, as related to its use of the premises or its part thereof.

4.           Insurance:  EPGS shall, at its expense, procure and maintain, throughout the period of its use of the Austin facility, or any part thereof, the following insurance policies:

a)
Comprehensive general liability insurance in amounts of not less than a combined single limit of $3,000,000 (the “Initial Liability Insurance Amount”), insuring EPGS, En Pointe, and its respective affiliates, against all liability for injury or death to any person or persons, or damage to property arising from EPGS use or occupancy of the Austin facility or any part thereof;

b)	Insurance covering the full value of EPGS property and any improvements to the facilities, and other property, including the property of others in the facility; and

c)	Workman’s Compensation insurance required under Texas Law,, contained a waiver of subrogation endorsement.

The Initial Liability Insurance Amount shall be increased every two (2) years in the event the Consumer Price Index (“CPI Index” has increased more than ten (10) percent over the base CPI Index in effect at the beginning of each 2-year period, to the insurable amount offered by the insurance company that is closest but higher than the Initial Liability Insurance Amount, times the CPI Index increase plus 100.  EPGS insurance shall provide primary coverage to En Pointe when any policy issued to En Pointe provides duplicate or similar coverage, and in such circumstances En Pointe’s policy will be excess over EPGS policy.  EPGS shall furnish certificates of insurance and such other evidence satisfactory to En Pointe of the maintenance of all insurance coverages required hereunder, and EPGS shall obtain a written obligation on the part of each insurance company to notify En Pointe at least thirty (30) days before cancellation or a material change of any such insurance.  All such insurance policies shall be in an form and issued by companies, reasonably satisfactory to En Pointe.  The term “affiliate” shall mean any person or entity which directly or indirectly, controls, is controlled by, or is under common control with the party in question.

EPGS shall name En Pointe as an additional insured under the policies described above.  Insurance certificates, naming En Pointe and En Pointe Sales as additional insureds, shall be sent to:

En Pointe Technologies Sales, Inc.
ATT:  Robert Mercer, Secretary
18701 S. Figueroa Street
Gardena, CA 90248eof

EPGS will be solely responsible for and liable for any damages to its personal property, including but not limited to any trade fixtures, personal property, equipment, and other moveable items (collectively “Personal Property”).  EPGS will maintain insurance covering its Personal Property.

5.           Utilities:   EPGS shall reimburse En Pointe for any and all  water, gas, heat, light, power, telephone (unless otherwise set forth in the Telephony and Circuitry Exhibit) trash disposal, and other utilities supplied to the facilities, to the extent of EPGS’s use of the facility which may be incurred in addition to the Additional Fees described above.

The parties, by their signatures hereto, have read this Exhibit B, understand its meaning, including the meaning of all abbreviations written in this Exhibit.  Each party by its signature below warrants that he or she a duly authorized signature of the entity which that party represents.

En Pointe Technologies Sales, Inc.                                                                                                En Pointe Global Services, Inc.

 /s/ Attiazaz "Bob" Din                                                                                                                    /s/ Nitin Shah
Signature                                                                                                                                  Signature

Attiazaz “Bob” Din, President                                                                                                       Nitin Shah, President___________
Print Name and Title                                                                                                             Print Name and Title

Date_September 2, 2008                                                                                                                Date   _September 2, 2008

En Pointe Technologies, Inc.

 /s/ Attiazaz "Bob" Din
          Signature

Attiazaz “Bob” Din, President
Print Name and Title

Date_September 2, 2008

Attachment 1-A

UPON EPGS REQUEST, EN POINTE WILL PROVIDE A COPY OF ITS LANDLORD BILL FOR ADDITIONAL FEES FROM THE ANNUAL PERIOD IMMEDIATELY PRIOR TO THE CURRENT YEAR FOR EACH FACILITY WHERE ADDITIONAL FEES ARE APPLICABLE (FOR INFORMATION PURPOSES ONLY) WHICH MAY BE ATTACHED AS THIS ATTACHMENT 1-A.

EXHIBIT C

Statement of Work

Branch and Data Center Telephony Services

I.           Rancho Cucamonga, California -- Dedicated

A.           In consideration of monthly fees paid to En Pointe, En Pointe will provide and EPGS will receive the use of certain telephony services set forth on the Table below.  En Pointe will invoice EPGS for such fees monthly, in advance, together with taxes, if applicable, in the amount of $2364.73 and EPGS shall pay En Pointe within thirty (30) days from the date of receipt of En Pointe’s invoice.

Telephone Lines	Internet	MPLS	P2P Circuits	Total
$253.73	$1,074.00		$1,037.00	$2,364.73

II.           Boise, Idaho -- Dedicated

A.           In consideration of monthly fees paid to En Pointe, En Pointe will provide and EPGS will receive the use of certain telephony services set forth on the Table below.  En Pointe will invoice EPGS monthly, in advance, together with taxes, if applicable, in the amount of $3013.00 and EPGS shall pay En Pointe within thirty (30) days from the date of receipt of En Pointe’s invoice.
Service	Circuit ID	QTY	Unit Price	Cost	Total Amount (Incl of Taxes)
MPLS Circuit	DHEC-890619	1	$812.40	$812.40	$812.40
PRI Circuit	101AT1ZFBOISIDMADC3	1	$975.00	$975.00	$1,041.17
T1 Internet Circuit	IA/DHGL/470252/ELG/	1	$500.00	$500.00	$500.00
DSL Service	640 Kbps Internet Service	1	$57.95	$57.95	$57.95
Analog Lines	208-429-6062	3	$41.30	$123.90	$123.90
	208-429-6513
	208-383-9200
Block of 20 DIDs	208-373-3463	20	$0.15	$3.00	$3.00
Non-Sequential DIDs		7	$0.15	$1.05	$1.05

Total for the Branch					$2,539.47

III.           Boulder, Colorado – Dedicated

      A.           In consideration of monthly fees paid to En Pointe, En Pointe will provide and EPGS will receive the use of certain telephony services set forth on the Table below.  En Pointe will invoice EPGS for such fees monthly, in advance, together with taxes, if applicable, in the amount of $700.00 and EPGS shall pay En Pointe within thirty (30) days from the date of receipt of En Pointe’s invoice.

Branch	Telephone Lines	Internet	MPLS	P2P Circuits	PRI	Total
Boulder	$ 700.00	$ -	$ -	$ -		$ 700.00

IV.           Huntington Beach, CA – Dedicated.

     A.           In consideration of monthly fees paid to En Pointe, En Pointe will provide and EPGS will receive the use of certain telephony services set forth on the Table below.  En Pointe will invoice EPGS for such fees monthly, in advance, together with taxes, if applicable, in the amount of $651.70 and EPGS shall pay En Pointe within thirty (30) days from the date of receipt of En Pointe’s invoice.

Service	Circuit ID	QTY	Unit Price	Cost	Total Amount (Incl of Taxes)
Main Bus Line	714-375-3797	1	$27.62	$27.62	$32.05
MPLS Circuit	DHEC-691475	1	$619.65	$619.65	$619.65

Total for the Branch				$647.27	$651.70

V.           Atlanta, GA – Dedicated

      A.           In consideration of monthly fees paid to En Pointe, En Pointe will provide and EPGS will receive the use of certain telephony services set forth on the Table below.  En Pointe will invoice EPGS for such fees monthly, in advance, together with taxes, if applicable, in the amount of $1426.40 and EPGS shall pay En Pointe within thirty (30)
days from the date of receipt of En Pointe’s invoice.   .

Service	Circuit ID	QTY	Unit Price	Cost	Total Amount (Incl of Taxes)
MPLS Circuit	DHEC-570648	1	$619.65	$619.65	$619.65
MIS Circuit	DHEC-973600	1	$501.40	$501.40	$501.40
Analog Line	404-634-4173	1	$91.33	$91.33	$305.35
FAX Line	404-634-4174	1	$67.33	$67.33
Analog Line	404-634-4175	1	$101.33	$101.33

Total for the Branch					$1,426.40

VI.           Austin, Texas – Dedicated

                     A.           In consideration of monthly fees paid to En Pointe, En Pointe will provide and EPGS will receive the use of certain telephony services set forth on the Table below.  En Pointe will invoice EPGS for such fees monthly, in advance, together with taxes, if applicable, in the amount of $1878.60 and EPGS shall pay En Pointe within thirty (30) days from the date of receipt of En Pointe’s invoice.

Service	Circuit ID	QTY	Unit Price	Cost	Total Amount (Incl of Taxes)
PRI & DIA # 16 Pkg	TIZF/AUSTTXZKK03/AUSTTXHR03	1	$746.00	$746.00	$1,258.95
PRI & DIA # 16 Pkg	TIZF/AUSTTXZKK03/AUSTTXHR03	1	$746.00	$746.00	$1,258.95
	Internet (AU/GKXX/449889)
Business Lines	512-287-4950	2	$16.35	$32.70
	512-336-8459
Business Lines	512-310-2228	2	$19.35	$38.70

MPLS Circuit	DHEC-891910	1	$619.65	$619.65	$619.65

Total for the Branch					$1,878.60

VII.           Gardena, California -- Shared

      A.           In consideration of monthly fees paid to En Pointe, En Pointe will provide and EPGS equally share certain telephony services set forth on the Table below.  En Pointe will invoice EPGS for EPGS one-half share of Telephony Services, monthly, in advance, together with taxes, if applicable, in the amount of $2344.80 and EPGS shall pay En Pointe within thirty (30) days from the date of receipt of En Pointe’s invoice.

Branch	Telephone Lines	Internet	MPLS	P2P Circuits	PRI	Total
Gardena	$ 327.00	$ 1,002.80	$ -	$ 1,015.00		$ 2,344.80

      B.           Two Internet Circuits from AT&T will be dedicated to EPGS.  En Pointe will continue to pay usage charges to the Provider; EPGS will reimburse En Pointe.

      C.           Three AT&T PRI and one TMC PRI will be transferred to EPGS.  En Pointe will continue to pay rental and usage charges to the Provider; EPGS will reimburse En Pointe.

      D.           P2P Links have been pro-rated based on the number of employees of each party.

VIII.                      Portland, OR – Shared

      A.           In consideration of monthly fees paid to En Pointe, En Pointe will provide and EPGS share, on a pro-rata basis, based on the number of employees of each party, certain telephony services set forth on the Table below.  En Pointe will invoice EPGS for EPGS pro-rata share of Telephony Services, monthly in advance, together with taxes, if applicable, in the amount of $1136.00 and EPGS shall pay En Pointe within thirty (30) days from the date of receipt of En Pointe’s invoice.

Branch	Telephone Lines	Internet	MPLS	P2P Circuits	PRI	Total
Portland	$ 826.00	$ -	$310.00	$ -		$ 1,136.00

IX.           Data Center—Shared

      A.           In consideration of monthly fees paid to En Pointe, En Pointe will provide and EPGS share, Data Center Telephony Services as set forth on the Table below.  En Pointe will invoice EPGS for its one-half of Data Center Telephony Services, monthly in advance, together with taxes, if applicable in the amount of $3050.00 and EPGS shall pay En Pointe within thirty (30) days from the date of receipt of En Pointe’s invoice.

	Telephone Lines	Internet	MPLS	P2P Circuits	PRI
Data Center	$ 118.00	$ 250.00	$ 682.00	$ -	$ 2,000.00	$ 3,050.00

      B.           Additional Data Center charges: En Pointe will dedicate two (2) full 4TU racks to EPGS at the Alchemy Data Center.  The monthly rack charges will be $1338.00 per rack, for a total of $2676.00 per month.

      C.           En Pointe will dedicate 50% of the Internet bandwidth to UPGS.

      D.           En Pointe will dedicate 55% of the MPLS link to EPGS.

X.           Estimate of Basic Monthly Charges

	Service	Amount
	Rancho Cucamonga, California	$2,364.73
	Austin, Texas	$1,878.60
	Boise, Idaho	$3,013.00
	Bolder, Colorado	$700.00
*	Huntington Beach, California	$651.70
	Atlanta, Georgia	$1,426.40
	Gardena, California (shared)	$2,344.80
	Portland, Oregon (shared)	$1,136.00
	Data Center (shared)
	Telephony	$3,050.00
	Rack Charges	$2,676.00
	TOTAL	$19,241.23

*	Lease extension pending

XI.           Other Provisions

      A.           Price Increases/Decreases.

1.           En Pointe shall have the right to increase fees for the telephony services described above based on any increases in prices imposed on En Pointe by the Provider, whether cost increases or an increase in taxes or tariffs.  Taxes and Tariffs are always subject to increase and En Pointe is contractually bound to accept any Tax and/or Tariff increases.

2.           En Pointe will provide EPGS with the benefit of any price decrease.

3.           The amounts stated in the Tables above are based on the usage costs for the period January 1, 2008 through March 31, 2008, averaged, and monthly charges may increase based on overage usage beyond the allocated usage minutes under the applicable plan for a particular facility.

4.            Local toll calls and long distance calls (“Tolls”) made out of Rancho Cucamonga, Mumbai, India, Gardena, and Pakistan which exceed any minutes provided under a plan, will be billed separately and will be charged to the party having made such calls.  The amount of Tolls cannot be determined at this time.

5.           Taxes, Tariffs, and surcharges, and other charges not specifically related to the Telephonic Services for any shared location will be shared by En Pointe and EPGS in the same manner and pursuant to the same formulas as the telephony services are shared.

                      B.           Services and Repairs; Line Provider Communications.  En Pointe will be responsible for and will manage all service requests with the Provider and will pay the costs therefor.  EPGS will reimburse En Pointe for the actual costs for Provider services or service calls, to the extent required for Dedicated Services, with respect to Shared Services based EPGS pro-rata share of the services, subject to proof.  Services required attributable solely to one party shall be the responsibility of that party.  En Pointe will invoice EPGS for its services or its share thereof, and EPGS shall reimburse En Pointe within thirty (30) days from the date of receipt of En Pointe’s request for reimbursement.  Documentation supporting service charges will be provided with any request for reimbursement. En Pointe will be responsible for all communications with any Provider concerning services, repairs, or other matters related to the Telephony Services.

C.
Additional Lines/Collateral Services.  Should EPGS require additional lines or collateral and/or enhanced lines in additional to those described in the table above (“Changes”), EPGS shall provide En Pointe with a request for such additional lines or enhancements.  En Pointe shall request and arrange for such changes and bill EPGS the actual amount charged to En Pointe for such Changes, which amount shall be paid with the first invoice reflecting charges for such Changes, including any one-time installation and/or connection charges or other charges that may be billed to En Pointe in connection with a requested change.

D.
Termination Penalties.   It is recognized that existing contracts for Telephonic Services have differing volume usage or other minimum commitments and that pricing has been negotiated based on such commitments.  Should EPGS unilaterally elect to termination of any Telephonic Service which results in any penalty for which En Pointe is liable, EPGS shall continue to pay the charges set forth on the applicable Table until the amount of any penalty has been satisified.

X.	Warranties and Representations

A.	Warranties by En Pointe: En Pointe makes the following warranties and representations:

1.
The fees paid to EPGS under this Exhibit for Dedicated Services will not exceed the actual cost to En Pointe for the Dedicated Services; the fees paid to En Pointe for Shared Services will not exceed the cost for the services allocated to EPGS as described above.

2.	En Pointe will provide, upon request of EPGS, documentation sufficient to substantiate fees billed to EPGS;

3.	The warranties provided to En Pointe pursuant to the services provided to any Branch or Data center continue to apply to the Branch, pursuant to its terms.

4.
En Pointe will not cancel the Services described in this Exhibit or remove any equipment or cabling collateral to the equipment, or otherwise disable any component of the Services described on this Exhibit during the term of the Master Services Agreement governing this Exhibit; provided that all fees are timely paid hereunder and any particular Telephone Services provided hereunder is not discontinued by a Provider’s actions beyond En Pointe’s control.

5.	En Pointe will, at all times, communicate with and accommodate EPGS personnel in connection with any repairs or other services, with the same courtesy and cooperation as its own employees who rely on primary reimbursement. En Pointe will be responsible for all communications with any Provider concerning services, repairs, or other matters related to the Telephony Services.

C.
Additional Lines/Collateral Services.  Should EPGS require additional lines or collateral and/or enhanced lines in additional to those described in the table above (“Changes”), EPGS shall provide En Pointe with a request for such additional lines or enhancements.  En Pointe shall request and arrange for such changes and bill EPGS the actual amount charged to En Pointe for such Changes, which amount shall be paid with the first invoice reflecting charges for such Changes, including any one-time installation and/or connection charges or other charges that may be billed to En Pointe in connection with a requested change.

D.
Termination Penalties.   It is recognized that existing contracts for Telephonic Services have differing volume usage or other minimum commitments and that pricing has been negotiated based on such commitments.  Should EPGS unilaterally elect to termination of any Telephonic Service which results in any penalty for which En Pointe is liable, EPGS shall continue to pay the charges set forth on the applicable Table until the amount of any penalty has been satisified.

X.	Warranties and Representations

A.	Warranties by En Pointe: En Pointe makes the following warranties and representations:

1.
The fees paid to EPGS under this Exhibit for Dedicated Services will not exceed the actual cost to En Pointe for the Dedicated Services; the fees paid to En Pointe for Shared Services will not exceed the cost for the services allocated to EPGS as described above.

2.	En Pointe will provide, upon request of EPGS, documentation sufficient to substantiate fees billed to EPGS;

3.	The warranties provided to En Pointe pursuant to the services provided to any Branch or Data center continue to apply to the Branch, pursuant to its terms.

4.
En Pointe will not cancel the Services described in this Exhibit or remove any equipment or cabling collateral to the equipment, or otherwise disable any component of the Services described on this Exhibit during the term of the Master Services Agreement governing this Exhibit; provided that all fees are timely paid hereunder and any particular Telephone Services provided hereunder is not discontinued by a Provider’s actions beyond En Pointe’s control.

5.	En Pointe will, at all times, communicate with and accommodate EPGS personnel in connection with any repairs or other services, with the same courtesy and cooperation as its own employees who rely on primaryreimbursement. En Pointe will be responsible for all communications with any Provider concerning services, repairs, or other matters related to the Telephony Services.

C.
Additional Lines/Collateral Services.  Should EPGS require additional lines or collateral and/or enhanced lines in additional to those described in the table above (“Changes”), EPGS shall provide En Pointe with a request for such additional lines or enhancements.  En Pointe shall request and arrange for such changes and bill EPGS the actual amount charged to En Pointe for such Changes, which amount shall be paid with the first invoice reflecting charges for such Changes, including any one-time installation and/or connection charges or other charges that may be billed to En Pointe in connection with a requested change.

D.
Termination Penalties.   It is recognized that existing contracts for Telephonic Services have differing volume usage or other minimum commitments and that pricing has been negotiated based on such commitments.  Should EPGS unilaterally elect to termination of any Telephonic Service which results in any penalty for which En Pointe is liable, EPGS shall continue to pay the charges set forth on the applicable Table until the amount of any penalty has been satisified.

X.	Warranties and Representations

A.	Warranties by En Pointe: En Pointe makes the following warranties and representations:

1.
The fees paid to EPGS under this Exhibit for Dedicated Services will not exceed the actual cost to En Pointe for the Dedicated Services; the fees paid to En Pointe for Shared Services will not exceed the cost for the services allocated to EPGS as described above.

2.	En Pointe will provide, upon request of EPGS, documentation sufficient to substantiate fees billed to EPGS;

3.	The warranties provided to En Pointe pursuant to the services provided to any Branch or Data center continue to apply to the Branch, pursuant to its terms.

4.
En Pointe will not cancel the Services described in this Exhibit or remove any equipment or cabling collateral to the equipment, or otherwise disable any component of the Services described on this Exhibit during the term of the Master Services Agreement governing this Exhibit; provided that all fees are timely paid hereunder and any particular Telephone Services provided hereunder is not discontinued by a Provider’s actions beyond En Pointe’s control.

5.	En Pointe will, at all times, communicate with and accommodate EPGS personnel in connection with any repairs or other services, with the same courtesy and cooperation as its own employees who rely on primary communications services in the ordinary course of business.

B.	EPGS Warranties. EPGS makes the following warranties and representations:

1.	EPGS will comply with all federal, state, and local laws and regulations in connection with the use of the Services described in this Exhibit.

2.
EPGS will not remove any hardware, software, or peripherals (such as but not limited to routers) from the facility or disconnect one operational part of the equipment or software from another without En Pointe’s express written consent, or disable or alter the services in any way, shape or form so as to violate or make invalid any warranty provided with the services.

4.	EPGS will use the Telephony Services solely in the ordinary course of EPGS business and for no other purpose.

5.
EPGS has been notified that it has had the opportunity to request for review copies of all Provider Agreements pertaining to the Telephonic Services described in this Exhibit and has done so or has voluntarily declined to do so.

6.
EPGS by its signature to this Exhibit and to the Master Services agreement agrees to En Pointe’s Internet and Communication Policy which is attached to the Master Services Agreement as Attachment A and is incorporated into this Exhibit.

The parties, by their signatures hereto, have read this Exhibit C, understand its meaning, including the meaning of all abbreviations written in this Exhibit.  Each party by its signature below warrants that he or she a duly authorized signature of the entity which that party represents.

En Pointe Technologies Sales, Inc.                                                                                                En Pointe Global Services, Inc.

/s/ Attiazaz "Bob" Din                                                                                                                     /s/ Nitin Shah
Signature                                                                                                                                 Signature

Attiazaz “Bob” Din, President                                                                                                        Nitin Shah, President____________
Print Name and Title                                                                                                                 Print Name and Title

Date_September 2, 2008                                                                                                                Date September 2, 2008

En Pointe Technologies, Inc.

/s/ Attiazaz "Bob" Din
Signature

Attiazaz “Bob” Din, President
Print Name and Title

Date September 2, 2008

EXHIBIT D

Statement of Work
Information Technology and Infrastructure Services

In consideration of fees paid to En Pointe Technologies, Inc., En Pointe will provide and EPGS will receive the following Information Technology and Infrastructure Services (collectively “IT Services”) as described herein.

I.           Active Directory Services

A.  En Pointe will provide and EPGS will receive the following Active Directory Services commencing on the date mutually agreed to by En Pointe and EPGS.

1.           En Pointe will create a Child Domain for EPGS.  All existing users in the United States (approximately 306) and 40 users in Mumbai will be created in Active Directory.

2.	All EPGS Work Stations in the US and in Mumbai will be members of the new Child Domain.

3.	En Pointe will provide user creation, maintenance, support (including incident management).

B.	EPGS will be responsible for providing any hardware and/or software required to accommodate the Child Domain.

C.
En Pointe will comply with “best practices” for Active Directory and Child Domain installation, security, and administration.  En Pointe will provide the same level of services to EPGS as to its own Active Directory members.

D.
Fees:  The minimum fee for Active Directory Services will be $1000.00 per month and is based on the number of existing users set forth in subparagraph A.1. above.  En Pointe will invoice EPGS monthly, in advance, based on minimum fee per month, including taxes, where applicable. EPGS will pay En Pointe fees within thirty (30) days of receipt of En Pointe’s invoice.

E.	Activity Report/Additional Fees:

1.           Users.  EPGS will prepare an End-User Activity report within no more than fifteen (15) days from the close of each calendar quarter.  If the End-User report indicates that the number of users exceed 346, then the next invoice will reflect the number of Users, and En Pointe may increase the fee based on $5.00 per month for each user added which shall remain in effect until the end of the next calendar quarter, and will be reflected on the next quarterly End-User Activity Report.  Commencing with the quarter immediately following, En Pointe will invoice EPGS for the minimum amount of $1000.00, including taxes, if applicable plus any additional charges for the increased number of users.

2.	Domains. Fees for additional domains will be borne by EPGS.

II.           Managed Hosted Exchange Service

A.           En Pointe will provide and EPGS will receive Hosted Email Services (“HEX Services”) utilizing Microsoft Exchange and delivered from En Pointe’s co-location facility with Alchemy.  En Pointe will be responsible for the provisioning, installation, and deployment of hardware, software, and networking connectivity to enable the HEX Services.  EPGS will be responsible for deploying software and providing training to its end-users.

B.           Features – Hosted Exchange.  The following features are included:

1.           Mailboxes
2.           Public Folders
3.           Distribution Lists
4.           Contacts
5.           Multiple Inbound Domain
6.           Global Address List
7.           Tasks
8.           Calendars
9.           Active Sync for Mobile Access.

C.           Features – Email Filtering

1.	Multi-Engine Anti-Virus protection of incoming emails from outside the EPGS organization
2.	Multi-Engine Anti-Spam protection of incoming emails from outside the EPGS organization, with Spam Quarantine.

D.	Archiving and E-Discovery

1.	Archive of data for 1000MB per user, per month (1.2GB per year)
2.	Availability of additional storage in 1GB increments
3.	Ability to search, tag, and locate email archives; export capability
4.	Email continuity in the event that primary services are unavailable
5.	The ability of Continuity users to access 30 days of rolling emails at any time; reply and compose

F.	Licenses

1.	En Pointe will procure licenses as needed to ensure that EPGS is compliant in its use of Microsoft Exchange and Outlook.

2.	EPGS is responsible for informing En Pointe if additions and deletions of users to ensure that the number of licenses comports with actual usage.

3.
Because of the pricing benefits which may be obtained from En Pointe’s purchase of discounted licenses, EPGS must maintain the minimum number of licenses until the end of the term of service.  As an example, if licenses are valid for one (1) year, EPGS may cancel a user’s actual usage, but EPGS will be responsible for payment of the license until the end of the 1-year or 12-month term.  This applies to server-based CALS and end-user CALS, if applicable.

G.	Maintenance

1.
Scheduled Maintenance. To ensure optimal performance and security of the Services, En Pointe will routinely perform maintenance on a scheduled or as-needed basis.  This may require specific Services to be suspended during the maintenance period. En Pointe will use commercially reasonable efforts to notify EPGS in advance of any scheduled maintenance that may adversely affect the HEX Services.

2.
Emergency Maintenance.  From time to time, under certain circumstances En Pointe may need to perform emergency maintenance, such as security patch installation or hardware replacement. En Pointe will not be able to provide Customer with advanced notice in case of emergency maintenance.

3.
Hardware Replacement.   En Pointe will use industry standard practices to determine whether server hardware is functioning properly and will replace non-functioning hardware with similarly functioning hardware. En Pointe shall use commercially reasonable efforts to implement hardware replacement within four hours from the time the problem is identified.

H.	Service Availability.

1.
Uptime.  En Pointe will provide at least 99% Service Availability, measured on a per calendar-month basis.  Service Availability is defined as the ability of a user on Your Exchange account to (a) access and retrieve information from his or her mailbox, and (b) send and receive messages via his or her mailbox using the Services, each on a per mailbox basis, provided that EPGS account is active, in good standing, and enabled.  Unavailability caused by issues beyond En Pointe’s reasonable control, including denial of service or similar attacks, mail bombs, DNS resolution, Domain Name expiration, Internet availability, SYN attacks, and other events or any other Force Majeure event will be excluded from Service Availability calculations.

2.
Service Availability Monitoring.  En Pointe monitors its servers and the Services as a whole but does not monitor individual mailbox or mobile device availability. To verify Service Availability, En Pointe uses a combination of methods to validate availability, including but not limited to Exchange HTTP access availability and internal mail flow monitoring between Edge and Mailbox servers.  En Pointe does not guarantee incoming and outgoing mail delivery time and thus it is not included in its calculations or considered an outage if mail flow is delayed.  If a delay in mail flow is due to a complete Service, server, or network outage, Service Availability will be calculated related to those services only. En Pointe will use commercially reasonable efforts to provide reasonable times for incoming and outgoing mail flow.

I.	Fees for HEX Services

1.
Core Services.  In consideration of the fees paid, as set forth in the Table below, En Pointe will provide and EPGS will receive the HEX Services, Core Services. Core Services are based on a per-mailbox or per-user basis, per month and are set forth in the table below.

EXTENDED DESCRIPTION	QTY	UNIT PRICE	EXT PRICE
Hosted Exchange Mailbox - 500 MB storage	350	$ 13.95	$ 4,882.50
Active Synchronization	350	Included
Exchange Continuity + Archiving (E-Discovery) + Filtering	350	$ 11.74	$ 4,109.00
TOTAL			$ 8,991.50

2.	Alternative Services. As an alternative to the Services described in the table above, EPGS may select the Services in the table described below for the prices set forth in that table.

EXTENDED DESCRIPTION	QTY	UNIT PRICE	EXT PRICE
Hosted Exchange Mailbox - 100 MB storage	350	$ 10.96	$ 3,836.00
Exchange Continuity - 30 days and Filtering	350	$ 4.79	$ 1,676.50
Additional Archiving Storage beyond 3.6GB	1	$ 6.26	$ 6.26

J.           En Pointe will invoice EPGS monthly, in advance, for Core Services and any Additional/Alternative Services, together with taxes, if applicable.  EPGS will pay En Pointe within thirty (30) days of receipt of En Pointe’s invoice.

III.	EDI

               A.                  En Pointe will provide and EPGS will receive EDI Services from the En Pointe existing infrastructure for existing customers.

B.           Services Included

1.           Volume-based Data Transmission Charges (Kilo Character based transmission volume)
2.           All set-up fees have been waived for the existing above-listed entities.
3.            Infrastructure Charges (VAN, VAN Services, Servers, Internet Connectivity, etc.)
4.           EDI System Charges (Licensing & Maintenance fees)
5.           Availability of qualified/trained EDI team
6.           Post-production day-to-day support (getting failed documents fixed and sending those out, etc.)
7.           Monitoring policies, procedures and specialized jobs to ensure proactive monitoring of EDI transmissions
8.           Availability of Templar System
9.           Trained resources to work on Templar System

C.           Changes.

1.           Changes in volume will be assessed additionally at the standard EDI rates available from our service provider.
2.           Changes in any set-up charges for the entities listed in the Table above will be charged separately.
3.           New set-up fees will be assessed and charged separately.

D.           Fees.   The fees for the EDI Services set forth above for the entities listed in the Table above will be $5000.00 per month, including any Changes which may be assessed.   En Pointe will invoice EPGS for the EDI Services monthly, in advance, together with taxes, if applicable, and EPGS will pay En Pointe within thirty (30) days of receipt of En Pointe’s invoice.

IV.           SharePoint

A.           En Pointe will provide and EPGS will receive certain SharePoint Services from En Pointe’s existing infrastructure to the existing services customers.

B.           Basic Services Include

1.           New site set-up assistance
2.           Document library creation assistance
3.           Assistance in establishing user set-up and rights management
4.           Provision of secured access over the web to existing customers, as needed

C.           Changes

1.           Fees for any additions, changes, enhancements, or specialized SharePoint programming tasks (“Changes”) will be charged to EPGS at an hourly rate mutually agreed to be En Pointe and EPGS.
        2.           If EPGS requires the SharePoint site to be used by its existing employees additional fees will be determined based on the defined scope of use and agreed to by EPGS and En Pointe.

D.
Fees. The fees for the basic SharePoint Services described above will be $600.00 per month.  Additional fees for Changes will be assessed based on the scope of requested Changes at an hourly rate agreed to by EPGS and En Pointe.     En Pointe will invoice EPGS for Basic Services and any Changes monthly in advance, together with taxes if applicable, and EPGS will pay En Pointe within thirty (30) days of receipt of En Pointe’s invoice.

V.	SAP Services

A.
En Pointe manages operations of the services sales cycle via SAP.  In consideration of fees paid, En Pointe will deliver and EPGS will receive the benefits of the SAP infrastructure management tools via En Pointe’s existing SAP application. An Overview of the Services Business Process is attached to this Exhibit as SAP-Attachment 1.

B.	Basic Services

1.	Sales under creation
2.	Purchase Order Creation
3.	Goods receipts and Invoice Receipts
4.	Goods issue
5.	Invoicing and Billing

C.	Basic Support Services

1.	Incident/Problem management
2.	Configuration/Change management
3.	Updates/Upgrades
4.	End-user support related to the SAP environment

D.	Fees.
Fees for Basic SAP Support Services will be $25,000 per month.  Additional fees for Changes, as described in subparagraph E below will be assessed based on the scope of requested Changes at an hourly rate of $150.00 per hour.  En Pointe will invoice EPGS for Basic Services and any Changes monthly, in advance, together with taxes, if applicable, and EPGS will pay En Pointe within thirty (30) days of receipt of En Pointe’s invoice.

E.	New Configuration/Enhancements/Changes (“Changes”)

Any new configuration and/or enhancement requests (“Changes”) will be addressed by the SAP support team and are subject to additional fees based on the scope and specifications.

F.	Cancellation.

The initial term for SAP Services will be twelve (12) months; however, EPGS may cancel SAP services upon ninety (90) days prior written notice to En Pointe, specifying the date of cancellation.  En Pointe and EPGS will each fulfill their pre-termination obligations up until the specified cancellation date.

VI.
Clarify.  En Pointe’s Agreement with Clarify, together with any amendments will be assigned to EPGS. En Pointe will provide Clarify back-up services to EPGS for the sum of $1250.00 per month.  En Pointe will invoice EPGS for back-up services monthly, in advance, and EPGS will pay En Pointe within thirty (30) days of receiving En Pointe’s invoice.

VII.
SMART (Timesheet/Expenses/Management System).  En Pointe will provide and EPGS will receive a non-transferable, worldwide, paid-up, license to use and modify code for SMART, together with transition and support services as follows:

A.
Transition.  The En Pointe Development Team will provide training and knowledge transfer and support, including documentation, to transition SMART support in transitioning SMART to EPGS.   En Pointe will discontinue further development and enhancements to SMART after the cut off date which shall be mutually agreed to by the parties.  En Pointe will provide the hardware requirements to run SMART/Timesheet/Expenses/Management System.  EPGS will host SMART applications at the Alchemy Data Center.

B.	Support Services: En Pointe will provide ongoing back-up services to EPGS.

C.
Back-up Services/Fees:  In consideration of a monthly fee, in the amount of $1250.00 per month, En Pointe will provide and EPGS will receive SMART back-up Services.  En Pointe will invoice EPGS monthly, together with taxes, if applicable.  EPGS will pay En Pointe within thirty (30) days of receipt of En Pointe’s invoice.

VIII.	Cisco Infrastructure Implementation, Management and Support.

A.	En Pointe will provide implementation and management support necessary to run the Cisco UC infrastructure for EPGS which include:

1.	Hosted phone system (Cisco Callmanager)

2.	Hosted Unified Messaging and voicemail (Cisco Unity)
3.	Hosted Contact Center (Cisco IPCC Express)
4.	Hosted Conferencing (Cisco Meeting Place express
5.	Voice Mail
6.	Audit Conferencing
7.	Exchange Integration
8.	ACD
9.	Provisioning of from between 40-50 IP extensions at the Mumbai office as part of the Cisco IP platform.

B.	En Pointe will provide operations support for the Cisco UC infrastructure which include:

1.	Phone set up and configuration
2.	Contact Center Agent set up and configuration
3.	Firewall design, installation, configuration
4.	VPN Design, set up and configuration
5.	Routers design, set up and configuration
6.	Maintenance. monitoring, and troubleshooting, devices
7.	Maintenance, monitoring, and troubleshooting, data/voice circuits
8.	24/7 technical support for Cisco Devices

C.	Fees:

1.
Management Fees.  The Services set forth in Paragraph A above, shall be provided at the cost of $42.40 per month per user for current users; additional users added shall be at the rate of $42.40 per month for each user added.

2.	Operations Support fees: The monthly fee for Cisco Operations Support is $12,500.00 per month.

3.
En Pointe will invoice EPGS monthly, in advance for both Management and Support Fees, together with any taxes if applicable, subject to any True-Up as set forth in Section X. hereof.  EPGS will pay En Pointe within thirty (30) days of receipt of En Pointe’s invoice.

C.
Additional Licenses/Units/Services:  Additional provisioning will require the purchase of additional licenses; EPGS will be responsible for the purchase of such additional licenses.  Additional fees for any changes will be based on the scope of the requested changes and at an hourly rate agreed to by EPGS and En Pointe.

IX.	Mobile/Cell Telephones

A.
En Pointe will provide and deliver to EPGS and EPGS will receive approximately 200 Mobile Telephone units currently used by En Pointe services personnel to be used by EPGS personnel.  Mobile Telephone units will be subject to En Pointe’s corporate usage plan with free minutes and unlimited Data Transfer.

B.
Fees.  En Pointe will invoice EPGS for Mobile Telephone units in the amount of $75.00 per unit, in the total amount of $15,000.00 based on the delivery of 200 units -- $15,000.00.  EPGS will pay En Pointe upon delivery of the Mobile Telephone units.

C.	Additional Units. The cost for any additional Mobile Telephone units will be the responsibility of EPGS.

D.
Repairs and/or Servicing.  Mobile Telephone units will be delivered in working order.  The cost for any repairs or servicing of the delivered Mobile Telephone units subsequent to delivery will be the responsibility of EPGS.

X.	Other Services

A.	Video Conferencing/Equipment and Services

1.	Certain branch locations are provided with Video Conferencing Equipment. En Pointe will deliver to and EPGS will receive the existing Video conferencing equipment at EPGS dedicated branches.

2.	En Pointe will continue to provide support for Video Conferencing activities.

3.	EPGS will be provided the use of En Pointe’s video conferencing infrastructure.

4.	EPGS will be responsible for the costs of any repairs to the physical equipment received by EPGS.

5.	Fees. En Pointe will invoice EPGS monthly, in advance, including taxes if applicable, for its support of Video Conferencing Services in the amount of $4000.00 per month.

B.	LAN/WAN Services

En Pointe will provide LAN and WAN support for EPGS headquarters office in Gardena and dedicated and shared branch locations, including Mobile Telephone support and support for Email activation and de-activation for the fee of $24,000 per month.  En Pointe will invoice EPGS monthly, in advance, together with taxes, if applicable, for LAN/WAN support and EPGS will pay En Pointe within thirty (30) days from receipt of En Pointe’s invoice.

C.	Research DSL

          En Pointe currently provides DSL services to a certain customer at the line cost of $59.00 per month.  En Pointe will continue to provide such DSL Services subject to reimbursement by EPGS.  En Pointe will invoice EPGS for this customer line monthly, in advance, together with taxes, if applicable and EPGS will pay En Pointe within thirty (30)
days from receipt of En Pointe’s invoice.  EPGS and En Pointe acknowledge that in the event this customer requests additional DSL services, En Pointe will implement such services on behalf of EPGS and EPGS will reimburse En Pointe at the cost of $59.00 for any additional lines.

XI.	Monthly Estimates

A.	Monthly basic charges are estimated as follows:

Service	Monthly Amount
Active Directory	$1,000.00
HEX[1]
Table 1	$8,991.50
EDI	$5,000.00
SharePoint	$600.00
SAP	$25,000.00
Clarify Back-Up	$1,250.00
SMART	$1,250.00
Cisco Management	$12,500.00
Cisco Ops Support (Based on 240 users at $42.40 per user)	$10,176.00
Video Conferencing	$4,000.00
LAN/WAN	$24,000.00
LAM DSL	$59.00
TOTAL	$93,826.50

B.
For clarification, the monthly estimate provided above, is an estimate only.  Monthly charges may be adjusted by increased quantities, changes in scope of Services, or numbers of users, or other factors which may increase or decrease the amounts set forth immediately above.

-------------------------------------------------------------------------------------------------------------------------
1 As an alternative, EPGS may select the services described in Table 2 on page 5, for the fee of $5518.76

C.
Monthly “True-up”.  For clarification, in each case where Services are adjusted based on the factors described in Paragraph B immediately above, the Parties agree that it is impossible to accurately determine additional monthly costs in advance.  EPGS will be billed initially, in advance, based on the estimate of basic charges, for the first month of Services.  Thereafter, En Pointe will calculate any additional charges based on the factors described in Paragraph B immediately above (“True-up”), and will invoice EPGS, in the month immediately following, for any changes in fees based on such factors, and EPGS will pay, in advance for the following month, any additional charges resulting from such True-up, including any applicable taxes.  This True-up process will continue, consecutively each month, for each month for which the Services are provided.

The parties, by their signatures hereto, have read this Exhibit D, understand its meaning, including the meaning of all abbreviations written in this Exhibit.  Each party by its signature below warrants that he or she a duly authorized signature of the entity which that party represents.

En Pointe Technologies Sales, Inc.                                                                                                En Pointe Global Services, Inc.

          /s/ Attiazaz "Bob" Din                                                                                                                     /s/ Nitin Shah
Signature                                                                                                                                                  Signature

Attiazaz “Bob” Din, President                                                                                                            Nitin Shah, President____________
Print Name and Title                                                                                                               Print Name and Title

Date  September 2, 2008                                                                                                              Date  September 2, 2008

En Pointe Technologies, Inc.

             /s/ Attiazaz "Bob" Din
Signature

Attiazaz “Bob” Din, President
Print Name and Title

Date  September 2, 2008

EXHIBIT E

Special Terms and Conditions
Telephony, Circuitry and Information Technology Infrastructure Services Usage
----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

The following Special Terms and Conditions shall apply to all Statements of Work and/or Exhibits which involve the use by EPGS of any En Pointe Technologies, Inc. or En Pointe Technologies Sales, Inc. Telephony, Circuitry and Information Technology Infrastructure Services.

1.Disclaimer of Warranty.  TELEPHONY, CIRCUITRY, AND INFORMATION TECHNOLOGY INFRASTRUCTURE SERVICES AND ANY EQUIPMENT OR MATERIALS WHICH MAY BE PROVIDED THEREWITH OR IN CONNECTION THERWITH, AND ALL ASSOCIATED DOCUMENTATION AND MATERIALS ARE PROVIDED TO EPGS AND ANY OF ITS END-USERS “AS IS” WITHOUT ANY WARRANTY OF ANY KIND. WITHOUT LIMITING THE FOREGOING, EN POINTE, EN POINTE SALES AND ALL OF THEIR SUPPLIERS EXPRESSLY DISCLAIM ANY AND ALL WARRANTIES, CONDITIONS, AND REPRESENTATIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING ANY WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. NEITHER EN POINTE, EN POINTE SALES NOR ANY OF THEIR SUPPLIERS WILL BE LIABLE FOR ANY THIRD-PARTY NETWORK FAILURE. EN POINTE AND ITS SUPPLIERS SPECIFICALLY DO NOT WARRANT THAT THE SOFTWARE, SERVICES OR DELIVERABLES WILL MEET CUSTOMER OR END-USER REQUIREMENTS AT ALL TIMES, WILL BE UNINTERUPTED, TIMELY, SECURE, ERROR FREE, AVAILABLE AT A PARTICULAR EPGS-SPECIFIED DATE OR TIME OR WILL HAVE THE
CAPACITY TO MEET DEMAND DURING SPECIFIC HOURS. ACCESS TO ANY NETWORK CANNOT BE GUARANTEED AND DISCONNECTION MAY OCCUR FROM TIME TO TIME. EPGS ACKNOWLEDGES THAT IT HAS NOT ENTERED INTO ANY STATEMENT OF WORK OR ANY OTHER AGREEMENT IN RELIANCE UPON ANY WARRANTY OR REPRESENTATION WITH RESPECT TO TELEPHONY, CIRCUITRY, AND/OR INFORMATION TECHNOLOGY INFRASTRUCTURE SERVICES.

2. Limitation of Liability.  IN NO EVENT WILL EN POINTE, EN POINTE SALES OR ANY OF THEIR SUPPLIERS BE LIABLE TO CUSTOMERS OR END USERS OR TO ANYONE WITH WHOM THE FOREGOING COMMUNICATE, FOR ANY LOST PROFITS, LOST DATA, OR EQUIPMENT DOWN-TIME, OR FOR ANY SPECIAL, INCIDENTIAL, EXEMPLARY, PUNITIVE, INDIRECT OR
CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE SERVICES DESCRIBED IN THE EXHIBITS “TELEPHONY AND CIRCUITRY” AND/OR “INFORMATION TECHNOLOGY INFRASTRUCTURE SERVICES”, OR EITHER PARTY’S USE OF ANY THIRD-PARTY SOFTWARE OR SERVICE PROVIDER, ANY EN POINTE SERVICE OR COMMUNICATIONS PROVIDER SUPPLIER WEB CONTENT, ANY OTHER MATERIALS PROVIDED PURSUANT TO THE STATEMENTS OF WORK DESCRIBED HEREIN OR ANY DELIVERABLE ASSOCIATED THEREWITH, WHETHER FROM BREACH OF CONTRACT OR WARRANTY, FROM NEGLIGENCE, STRICT LIABILITY OR OTHER CAUSE OF ACTION, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL EN POINTE’S AND EN POINTE SALES’ AGGREGATE LIABILITY RELATED TO THIS STATEMENT OF WORK EXCEED THE FEES ACTUALLY PAID BY EPGS FORTHE SIX (6)MONTHS PRECEDING THE FIRST EVENT GIVING RISE TO LIABILITY. THE FOREGOING LIMITATION IS CUMULATIVE WITH ALL PAYMENTS BEING AGGREGATED TO DETERMINE SATISFACTION OF THE LIMIT. EXISTENCE OF ONE OR MORE CLAIMS WILL NOT ENLARGE THE LIMIT.

3.Internet Use and Access.  En Pointe, En Pointe Sales and/or its suppliers exercise no control whatsoever over the content of information passing through their systems. By its very nature, the Internet contains offensive and/or harmful material, in some cases under descriptions that have been mislabeled or are otherwise deceptive.  EPGS and its End User must exercise their own due diligence before relying on information available on the Internet, and must determine that they have all the necessary rights to copy, publish, or otherwise distribute such information under copyright and other applicable laws.  Neither En Pointe, En Pointe Sales nor any of their Suppliers will be liable for any consequences of obtaining Internet access, including those suffered as a result of accessing Internet information and content, such as accessing information with offensive, inaccurate or inappropriate content, the possibility of contracting computer viruses, or other “invaders”, or unauthorized access to or alteration or theft or destruction of any data, files, programs, procedures, or information through accident, fraudulent means or devices, or any other method, regardless of whether such damage occurs as a result of En Pointe’s or En Pointe Sales’ or any of their supplier’s negligence.

4.Expectation of Privacy. Given the current regulatory and technical environment, Customer and End User should not have any expectation of privacy in its on lineactivities.

5.Customer Obligations and Misuse of Deliverables.

(a)	EPGS shall maintain the confidentiality of any passwords and account information provided in connection with any of the Services described above.

(b) EPGS shall not attempt, through the use of any of the Services described above, to gain unauthorized access to, attempt to interfere with, or compromise in any way the normal functioning, operation, or security of any network, system, computing facility, equipment, data or information.
(c)	EPGS shall not, through the use of the Services, attempt to gain unauthorized access to, or use, data, systems or networks, including any attempt to probe, scan, or test the vulnerability of a system or network or to breach security or authentication measures without the express authorization of the owner of the system or network. This includes using “sniffers” or SNMP tools to gain such unauthorized access.
(d)	EPGS shall not, through the use of the Services, attempt to circumvent user authentication or security of any host, network or account (“cracking”). This includes but is not limited to, accessing data not intended for Users, logging into or making use of a server or account End Users are not expressly authorized to access, or probing the security of other networks.
(e)	EPGS shall not through the use of the Services, engage in any act of a malicious nature which may reasonably result in harm, disruption or damage to another user’s service, equipment, or privacy. This includes, but is not limited to, port scans, flood-pings, packet spoofing, and forged routing information.
(f)	EPGS shall not, through the use of the Deliverables, interfere with the service to any user, host or network with the intent to render said system dysfunctional including, without limitation, mail-bombing (sending mass amounts in excess of ten (10) similar mail message or more than 10 MB of data to one recipient or system), flooding, deliberate attempts to overload a system and broadcast attacks. This includes “denial of service” (DOS) attacks against another network host of individual user.
(g)   EPGS shall not operate Maillist, Listserv, ‘auto-responders’, ‘cancel bots’ or similar automated or manual routines which generate excessive amounts of net traffic or disrupt net newsgroups or e-mail use by others.
(h)   EPGS shall not, through the use of the Services, attempt to intercept, re-direct, or otherwise interfere with communications intended for others.
(i)	EPGS shall not, through the use of the Services, transmit excessive volumes of unsolicited commercial e-mail messages, or other advertising material to individuals who did not specifically request such material (e.g., E-mail “Spam”); or distribute, advertise or promote software or services that have the primary purpose of encouraging or facilitating unsolicited commercial E-mail (e.g., E-mail “Spam”).
(j)   EPGS shall not, through the use of the Services, use another’s site’s mail server to relay mail without the express permission of the site.
(k)	EPGS shall not, through the use of the Services, attempt to send e-mail messages or transmit any electronic communications using a name or address of someone other than the User for purposes of deception.
(1)	EPGS shall not, through the use of the Services, alter, add, remove or modify a source IP address information or by using forged headers (a.k.a. “spoofing“) in an effort to deceive or mislead.
(m)      EPGS shall not, through the use of the Services, attempt to fraudulently conceal, forge, or otherwise falsify a User’s identity.

(n)       EPGS shall not use the Deliverables to transmit, distribute, retrieve, or store any information, data, or other material in violation of any applicable law or regulation (including, where applicable any tariff or treaty). This includes, without limitation, the use or transmission of any data or material protected by copyright, trademark, trade secret, patent, or other intellectual property right without proper authorization and the transmission of any material that constitutes an illegal threat, violates export control laws, or is obscene, defamatory, or otherwise unlawful.
(o)     EPGS shall not use the Services to knowingly commit verbal or written threats towards another person. This may include posting or transmitting a person’s real life information (name/address/phone number) in a malicious manner.
(p)     EPGS shall not use the Services to send threatening or harassing messages which suggest that the sender is planning to engage in some type of criminal activity. Generally threats to public officials, references to bombings, bank heists, and activities that threaten national security, are considered serious violations.
(q)   EPGS and its End Users will maintain the confidentiality of any passwords provided with or in connection with the Services.

EPGS SHALL INDEMNIFY AND HOLD HARMLESS EN POINTE AND EN POINTE SALES, AND THEIR OFFICERS, DIRECTORS, EMPLOYEES ANDAGENTS AGAINST ANY CLAIM ARISING FROM BREACH OF THIS PARAGRAPH 5 BY EPGS OR ANY OF EPGS END USERS.

The foregoing Special Terms and Conditions, specifically including Paragraphs 1 and 2, will apply to this Statements of Work “Telephony, Circuitry, and Information Technology Infrastructure Services. EPGS acknowledges and agrees that the fees charged to EPGS under the Statements of Work identified herein, and the benefits to be received by each party, reflect the allocation of risk and that En Pointe, absent these Special Terms and Conditions would not enter into these Statements of Work.

[Signatures to Follow]

The parties, by their signatures hereto, have read this Exhibit E, understand its meaning, including the meaning of all abbreviations written in this Exhibit. Each party by its signature below warrants that he or she a duly authorized signature of the entity which that party represents.

En Pointe Technologies Sales, Inc.	En Pointe Global Services, Inc.
__/s/ Attiazaz "Bob" Din_______________________________	________________________________
Signature	Signature
Attiazaz “Bob” Din, President	Nitin Shah, President
Print Name and Title	Print Name and Title
Date September 2, 2008	Date September 2, 2008

En Pointe Technologies, Inc.
___/s/ Attiazaz "Bob" Din______________________________
Signature
Attiazaz “Bob” Din, President
Print Name and Title
Date September 2, 2008

EXHIBIT F

Offshore Services

I.           Offshore Services Accounting

A.           In consideration of monthly fees paid to En Pointe, En Pointe will provide, or cause En Pointe Sales to provide, and EPGS will receive Offshore Accounting Services in Islamabad, Pakistan as described below.

B.           Basic Services:

1.	Overall management of day-to-day Services Billing and Services Purchasing units;
2.	Management of month-end accounting close process for Services including revenue and cost accruals, reclassifications and other accounting adjustments;
3.	Management and preparation of various accounting and sales reports for Services;
4.	Supervision of billing and invoicing operations including but not limited to the following:

a)           Creation of Services sales orders
b)           Creating SKUS in SAP
c)           Processing of vendor invoices
d)	Resolution of invoice disputes in coordination with field management;
e)           Reconciliations
f)	Creation of purchase orders for Services purchasing of parts and labor;
g)	Posting of goods receipts, PO adjustments, creation of CW sales orders
h)           Maintenance of Customer PO information
i)           Track and manage Services recurring billings.

5.	Assist Services Business Office with procurement and tracking of technical training for field engineers;

6.	Preparation of standard reports and ad hoc reporting as needed;

7.	Special Services Account Projects.

C.	Current Personnel

1.	Manager, Services and Billing, Department: Services and Billing (1)

2.           Team Leaders (2)

a)           Department/Unit: Services (1)
b)           Department/Unit: Billing (1)

3.	Service Business Officers (4)

a)	Department/Unit: Services/SBO (1)
b)	Department/Unit: Services/Services Invoice Review (1)
b)	Department/Unit: Services/Purchasing (1)
c)	Department/Unit: Services/GR Posting (1)

4.	Billing Officers (2)

a)	Department/Unit: Services Billing (1)
b)	Department/Unit: Services Billing (1)

C.           For the Accounting Services described above, EPGS will pay En Pointe a fee for each employee so engaged in providing the Services, monthly, in advance, the sum of $2,600.00 per individual within thirty (30) days of EPGS receipt of En Pointe’s invoice. Any increase or decrease in the number of personnel will be adjusted monthly.  For any individual hired or terminated between the first day of any calendar month and the end of any calendar month, the fee for that individual will be prorated based on a percentage determined by dividing the number of working days for that individual by thirty (30 days.  As an example:

 10 working days
--------------------- = 33% of the monthly fee for the individual
       30 days

EPGS shall notify En Pointe within three (3) days of hiring or terminating any individual.  EPGS shall provide En Pointe with a monthly employee report, within seven (7) days after the close of each calendar month which shall list the names of the employees performing the services and hiring and termination dates, if applicable.  Continued retention of any individual is subject to the ongoing approval of EPGS.

II.           Off Shore Service Support Services

A.           In consideration of monthly fees paid to En Pointe, En Pointe will provide and EPGS will receive Offshore Services Support Services in Islamabad, Pakistan in support of specific Services Engagements (per SOWS) as described below.

B.           Basic Services – Shared Resources

1.           Management of entire Help-desk operation in PK.
2.           Deliverance of weekly and monthly reports to customers,
3.           Single-point-of-contact Services
4.           Senior Engineering Level II and III troubleshooting
5.           Daily Help-Desk response to e-mails telephone calls
6.           After Hours Support
7.           Dispatch Services through ticketing to completion
8.           Wireless Support (WMS) (mobile phones)
9.           Remote Desk Top Management
10.           Billing and Invoicing Support re WMS.

C.           Current Personnel

1.           Operations Manager – GSD (1)

2.           Shared Resources – GSD

a)           Supervisor, Dept/Unit: Shared Resources (1)
b)           Sr. Engineer, Dept/Unit: Shared Resources (1)
c)           Service Desk Engineers I, Dept/Unit Shared Resources (5)
d)           Service Desk Engineer I, Dept/Unit: Black & Decker (1)

3.	After Hours Support

a)	Service Desk Engineers I (3)
b)	Service Desk Engineers II (1)
b)	Service Desk Analyst (1)

4.	Dispatch

a)	Supervisor Dispatch GSD (1)
b)	Service Desk Analyst Dispatch (4)

5.	WMS

a)	Supervisor ISS Management Services (WMS/GSD) (1)
b)	Service Desk Engineers I, Dept/Unit: WMS/GSD (7)

6.	Remote Desk Top Services

a)	Supervisor RMDS/GSD (1)
b)	Service Desk Engineer I, Dept/Unit: RMDS/GSD (2)
c)	Compliance Analyst, Dept/Unit: RMDS/GSD (1)

D.           For the Support Services described above, EPGS will pay En Pointe a fee for each employee so engaged in providing the Services, monthly, in advance, the sum of $1,500.00 per individual within thirty (30) days of EPGS receipt of En Pointe’s invoice. Any increase or decrease in the number of personnel will be adjusted monthly.  For any individual hired or terminated between the first day of any calendar month and the end of any calendar month, the fee for that individual will be prorated based on a percentage determined by dividing the number of working days for that individual by thirty (30 days).  As an example:

 10 working days
--------------------- = 33% of the monthly fee for the individual
       30 days

EPGS shall notify En Pointewithin three (3) days of hiring or terminating any individual.  EPGS shall provide En Pointe with a monthly employee report, within seven (7) days after the close of each calendar month which shall list the names of the employees performing the services and hiring and termination dates, if applicable.  Continued retention of any individual is subject to the ongoing approval of EPGS.

[Signature Page(s) to Follow]

The parties, by their signatures hereto, have read this Exhibit F, understand its meaning, including the meaning of all abbreviations written in this Exhibit.  Each party by its signature below warrants that he or she a duly authorized signature of the entity which that party represents.

En Pointe Technologies Sales, Inc.                                                                                                En Pointe Global Services, Inc.

/s/ Attiazaz "Bob" Din                                                                                                                     /s/ Nitin Shah
           Signature                                                                                                                                  Signature

Attiazaz “Bob” Din, President                                                                                                        Nitin Shah, President____________
Print Name and Title                                                                                                          Print Name and Title

Date  September 2, 2008                                                                                                                   Date  September 2, 2008

En Pointe Technologies, Inc.

         /s/ Attiazaz "Bob" Din
                       Signature

Attiazaz “Bob” Din, President
Print Name and Title

Date  September 2, 2008